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                                                                     EXHIBIT 8.2

                                [S&C Letterhead]


                               November 17, 2000



SDL, Inc.,
80 Rose Orchard Way,
San Jose, California 95134-1365.

Ladies and Gentlemen:

     We have acted as counsel to SDL, Inc., a Delaware corporation ("SDL"), in connection with the Agreement and Plan of Merger among JDS Uniphase Corporation, a Delaware corporation ("JDS Uniphase"), K2 Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of JDS Uniphase, and SDL, dated as of July 9, 2000. We hereby confirm our opinion as set forth under the heading "Material United States Federal Income Tax Considerations of the Merger" in the Joint Proxy Statement-Prospectus of JDS Uniphase and SDL (the "Joint Proxy Statement-Prospectus") that is included in the Registration Statement on Form S-4 for the registration under the Securities Act of 1933, as amended (the "Act"), of shares of common stock of JDS Uniphase (the "Registration Statement").

     We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and the reference to us in the Joint Proxy Statement-Prospectus under the heading "Material United States Federal Income Tax Considerations of the Merger". By giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

                                      Very truly yours,

                                      /s/ SULLIVAN & CROMWELL